                                                                   Exhibit 10(a)


               [LETTERHEAD OF FERGUSON & CO., LLP APPEARS HERE]



                               February 29, 1996


Board of Directors
Home Savings Bank
155 West South
Albemarle, North Carolina  28002

Dear Directors:

     This letter sets forth the agreement between Home Savings Bank ("Home" or "Bank"), Albemarle, North Carolina, and Ferguson & Co., LLP, ("F&C"), Irving, Texas, under the terms of which Home has engaged F&C, in connection with its possible conversion from mutual to stock form, to (1) determine the pro forma market value of the shares of common stock to be issued and sold by Home or its holding company; and (2) assist Home in preparing a business plan to be filed with the application for approval to convert to stock.

     F&C agrees to deliver the written valuation and business plan to Home at the above address on or before a mutually agreed upon date and to meet and consult with the Board of Directors of Home with regard to both the written valuation and the business plan. Further, F&C agrees to perform such other services as are necessary or required in connection with comments from the applicable regulatory authorities relating to the business plan and appraisal and the preparation of appraisal updates as requested by Home or its counsel. It is understood that the services of F&C under this agreement shall be limited as herein described.

     F&C's fee for the business plan and initial appraisal valuation report and any required updates shall be $32,000 ($10,000 for the business plan and $22,000 for the appraisal). In addition, Home shall reimburse F&C for all reasonable out-of-pocket expenses. Payment under this agreement shall be made as follows:

     1. Seven thousand, five hundred dollars ($7,500) upon execution of this engagement letter.

     2. Nineteen thousand, five hundred dollars ($19,500) upon delivery of the completed appraisal report and business plan and consultation with the Board of Directors regarding same.
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Board of Directors
February 29, 1996
Page 2


     3. Two thousand, five hundred dollars ($2,500) upon approval of the appraisal by the FDIC.

     4. Two thousand, five hundred dollars ($2,500) upon completion of the conversion.

     5. Reasonable out-of-pocket expenses are to be paid monthly, based upon itemized statements.

     If, during the course of this engagement, unforeseen events occur so as to change materially the nature or the work content of the services described in this contract, the terms of the contract shall be subject to renegotiation. Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing procedures as they relate to conversion appraisals, major changes in Home's management or operating policies, execution of a merger agreement with another institution prior to completion of conversion, and excessive delays or suspension of processing of conversions by the regulatory authorities such that completion of Home's conversion requires the preparation by F&C of a new appraisal report or business plan, excluding appraisal updates during the course of the engagement.

     F&C understands that Home's board of Directors has not adopted a plan of conversion as of the date hereof. Accordingly, the board of directors has not decided at this point whether a conversion will occur and information about the possibility of a conversion is strictly confidential. Home may terminate this engagement at any time upon written notice to F&C. In such event, F&C shall be entitled to receive the reasonable value of its services rendered to the date of such termination.

     To induce F&C to provide the services described above, Home hereby agrees as follows:

     1. Home shall supply to F&C such information with respect to its business and financial condition as F&C reasonably may request in order to make the aforesaid valuation. Such information made available to F&C shall include, but not be limited to, annual financial statements, periodic regulatory filings, material agreements, debt instruments and corporate books and records.

     2. Home hereby represents and warrants, to the best of its knowledge, that any information provided to F&C does not and will not, at any time relevant hereto,
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Board of Directors
February 29, 1996
Page 3


        contain any misstatement or untrue statement of a material fact or omit any and all material facts required to be stated therein or necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. Home shall indemnify and hold harmless F&C and any employees of F&C who act for or on behalf of F&C in connection with the services called for under this agreement, from and against any and all loss, cost, damage, claim, liability or expense of any kind, including reasonable attorneys fees and other expenses incurred in investigating, preparing to defend and defending any claim or claims (specifically including, but not limited to, claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact contained in the information supplied by Home to F&C or by an omission to state a material fact in the information so provided which is required to be stated therein in order to make the statement therein not false or misleading.

     4. F&C shall not be entitled to indemnification pursuant to Paragraph 3 above with regard to any claim arising where, with regard to the basis for such claim, F&C had knowledge that a statement of a fact material to the evaluation and contained in the information supplied by Home was untrue or had knowledge that a material fact was omitted from the information so provided and that such material fact was necessary in order to make the statement made to F&C not false or misleading.

     5. F&C additionally shall not be entitled to indemnification pursuant to Paragraph 3 above notwithstanding its lack of actual knowledge of an intentional misstatement or omission of a material fact in the information provided if F&C is determined to have been negligent or to have failed to exercise due diligence in the preparation of its valuation.

     Home and F&C are not affiliated, and neither Home nor F&C has an economic interest in, or held in common with, the other and has not derived a significant portion of its gross revenue, receipts or net income for any period from transactions with the other.
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Board of Directors
February 29, 1996
Page 4


     In order for F&C to consider this proposal binding, please acknowledge your consent to the foregoing by executing the enclosed copies of this letter and returning one copy to us, together with a check payable to Ferguson & Co. in the amount of $7,500. The third copy is for your conversion legal counsel.


                                    Yours very truly,

                                    /s/ Charles M. Hebert

                                    Charles M. Hebert
                                    Principal

Agreed to ($7,500 check enclosed):
Home Savings Bank
Albemarle, North Carolina

By:  _____________________________